As filed with the Securities and Exchange Commission on August 9, 2018
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROTHENA CORPORATION PUBLIC LIMITED COMPANY
(Exact Name of Registrant as Specified in its Charter)

Ireland (State or Other Jurisdiction of Incorporation)	98-1111119 (IRS Employer Identification No.)

Adelphi Plaza
Upper George’s Street
Dún Laoghaire
Co. Dublin, A96 T927, Ireland
(Address of Principal Executive Offices including Zip Code)

Prothena Corporation plc 2018 Long Term Incentive Plan
(Full Title of the Plan)

A. W. Homan
Chief Legal Officer
Prothena Corporation plc
c/o Prothena Biosciences Inc
331 Oyster Point Boulevard
South San Francisco, California 94080
(650) 837-8550
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
Copy to:

Alan C. Mendelson, Esq.
Kathleen M. Wells, Esq.
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value $0.01 per share	8,282,461(2)	$13.54(3)	$112,144,522	$13,962

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the Prothena Corporation plc 2018 Long Term Incentive Plan (the “2018 Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s ordinary shares.

(2)
Represents 8,282,461 ordinary shares available (or which may become available) for future grants under the 2018 Plan, which number consists of (a) 1,800,000 ordinary shares initially reserved for future grants under the 2018 Plan and (b) 6,482,461 ordinary shares available (or which may become available) for issuance under the 2018 Plan based on (i) the number of shares that were available under the Prothena Corporation plc Amended and Restated 2012 Long Term Incentive Plan (the “2012 Plan”) at the time of adoption of the 2018 Plan and (ii) shares subject to awards under the 2012 Plan that expire, are cancelled or otherwise terminate following the adoption of the 2018 Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act for the ordinary shares registered hereunder (based on the average of the high and low prices for the Registrant’s ordinary shares reported by The Nasdaq Stock Market on August 6, 2018).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The information incorporated by reference herein is considered to be part of this registration statement, and later information filed with the Commission will update and supersede this information. The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)
Registration Statement on Form 10 (File No. 001-35676) filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 1, 2012, including the description of the Registrant’s ordinary shares contained therein, and any amendment or report filed for the purpose of updating such description;

(b)	Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on February 26, 2018;

(c)
The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 29, 2018;

(d)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on May 9, 2018;

(e)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the Commission on August 7, 2018; and

(f)	Current Reports on Form 8-K filed with the Commission on March 20, 2018 (other than Item 7.01 and Item 9.01), April 23, 2018, May 18, 2018, May 25, 2018, June 25, 2018 and July 26, 2018.
All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the ordinary shares offered have been sold or which deregisters all of such shares then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.

Articles 179.1, 179.2, 179.3, 179.4, 179.5 and 179.6 of the Amended and Restated Memorandum and Articles of Association (Constitution) of the Registrant, or the Company, provide as follows:
“179.1     Subject to the provisions of and so far as may be admitted by the Act, every Director and Secretary shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by her in the execution and discharge of her duties or in relation thereto including any liability incurred by her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by her as an officer or employee of the Company and in which judgement is given in her favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on her part) or in which she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to her by the Court.
179.2     As far as permissible under the Act, the Company shall indemnify any current or former executive of the Company (excluding any Directors or Secretary) or any person who is serving or has served at the request of the Company as a director, executive or trustee of another company, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, to which she is, or she was, or is threatened to be made a party by reason of the fact that she is or was such a director, executive or trustee, provided always that the indemnity contained in this Article 179.2 shall not extend to any matter which would render it void pursuant to the Act.
179.3     In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify each person indicated in this Article 179.3 against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of her duty to the Company unless and only to the extent that the Court or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court shall deem proper.
179.4     As far as permissible under the Act, expenses, including attorneys’ fees, incurred in defending any action, suit or proceeding referred to in this Article 179.4 may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorised by the Board in the specific case upon receipt of an undertaking by or on behalf of the director, executive or trustee, or other indemnitee to repay such amount, unless it shall ultimately be determined that she is entitled to be indemnified by the Company as authorised by these Articles.
179.5     It being the policy of the Company that indemnification of the persons specified in this Article shall be made to the fullest extent permitted by law, the indemnification provided by this Article shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Memorandum, Articles, any agreement, any insurance purchased by the Company, any vote of Members or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a director, executive or trustee. As used in this paragraph (b), references to the “Company” include all constituent companies in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved. The indemnification provided by this Article shall continue as to a person who has ceased to be a director, executive or trustee and shall inure to the benefit of the heirs, executors, and administrators of such a person.
179.6    The Directors shall have power to purchase and maintain for any Director, the Secretary or other officers or employees of the Company insurance against any such liability as referred to in section 235 of the Act or otherwise.”
Section 235 of the Irish Companies Act of 2014 provides as follows:

“(1)	Subject to the provisions of this section, the following provision shall be void, namely, any provision:

(a)	purporting to exempt any officer of a company from; or

(b)	purporting to indemnify such an officer against;
any liability which by virtue of any enactment or rule of law would otherwise attach to him or her in respect of any negligence, default, breach of duty or breach of trust of which he or she may be guilty in relation to the company.

(2)	Subsection (1) applies whether the provision concerned is contained in the constitution of a company or a contract with a company or otherwise.

(3)	Notwithstanding subsection (1), a company may, in pursuance of any such provision as is mentioned in that subsection, indemnify any officer of the company against any liability incurred by him or her—

(a)	in defending proceedings, whether civil or criminal, in which judgment is given in his or her favour or in which he or she is acquitted; or

(b)	in connection with any proceedings or application referred to in, or under, section 233 or 234 in which relief is granted to him or her by the court.

(4)	Notwithstanding subsection (1), a company may purchase and maintain for any of its officers insurance in respect of any liability referred to in that subsection.

(5)
Notwithstanding any provision contained in any enactment, the constitution of a company or otherwise, a director may be counted in the quorum and may vote on any resolution to purchase or maintain any insurance under which the director might benefit

(6)	For the avoidance of doubt, if—

(a)	any business, trade or activity has been carried on by means of a company, or other body corporate, registered or formed under the laws of another country,

(b)	the period for which that business, trade or activity was so carried on was not less than 12 months preceding the date on which this subsection falls to be applied,

(c)	a provision of the kind referred to in subsection (1)(a) or (b) in relation to officers of the company or other body corporate was in being and valid under the laws of that country, and

(d)	a private company limited by shares is formed and registered to carry on that business, trade or activity, then nothing in this section invalidates the operation of the provision referred to in paragraph (c) in respect of any negligence, default, breach of duty or breach of trust occurring before that private company limited by shares is formed and registered.

(7)
Any directors’ and officers’ insurance purchased or maintained by a company before 6 April 2004 is as valid and effective as it would have been if this section had been in operation when that insurance was purchased or maintained.

(8)	In this section—
(a)    “officer” includes a statutory auditor,
(b)     a reference to an officer includes a reference to any former or current officer of the company.”
The Registrant has purchased directors’ and officers’ liability insurance. The Registrant has entered into indemnification agreements with its directors and officers. These agreements contain provisions that require the Registrant, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers, and advance their expenses incurred as a result of any proceeding against them as to which they may be indemnified.
Item 7.    Exemption From Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
5.1	Opinion of A&L Goodbody.
23.1	Consent of KPMG LLP.
23.3	Consent of A&L Goodbody (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).
99.1*	Prothena Corporation plc 2018 Long Term Incentive Plan(1)

(1)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on May 18, 2018.

*	Indicates management contract or compensatory plan or arrangement.
Item 9.    Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that: paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange

Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6-Indemnification of Directors and Officers,” or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 9th day of August, 2018.
Prothena Corporation plc

/s/ Gene G. Kinney
Gene G. Kinney
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below does hereby constitute and appoint Gene G. Kinney, Tran B. Nguyen and A. W. Homan, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/Gene G. Kinney	President and Chief Executive Officer (Principal Executive Officer) and Director	August 9, 2018
Gene G. Kinney, Ph.D.
/s/Tran B. Nguyen	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	August 9, 2018
Tran B. Nguyen
/s/Karin L. Walker	Chief Accounting Officer and Controller (Principal Accounting Officer)	August 9, 2018
Karin L. Walker
/s/Lars G. Ekman	Chairman of the Board	August 9, 2018
Lars G. Ekman, M.D., Ph.D.
/s/Richard T. Collier	Director	August 9, 2018
Richard T. Collier
/s/Shane M. Cooke	Director	August 9, 2018
Shane M. Cooke
/s/K. Anders O. Härfstrand	Director	August 9, 2018
K. Anders O. Härfstrand, M.D., Ph.D.
/s/Christopher S. Henney	Director	August 9, 2018
Christopher S. Henney, Ph.D., D.Sc.
/s/Dennis J. Selkoe	Director	August 9, 2018
Dennis J. Selkoe, M.D.